EXHIBIT 23.3

[THOMPSON GREENSPON & CO., P.C. LETTERHEAD]

Independent Accountants’ Consent

To the Board of Directors

Millennium Bankshares Corporation

We consent to the incorporation by reference in the Form S-4 Registration Statement of Millennium Bankshares Corporation related to our report dated January 31, 2004 relating to the balance sheet of Millennium Bankshares Corporation as of December 31, 2003, and the related statements of operations, other comprehensive income, changes in stockholder’s equity, and cash flows for the years then ended.

/s/ Thompson, Greenspon & Co., P.C.

Fairfax Virginia

July 21, 2005